Exhibit 99.1
Freddie Mac Reports Net Income of $1.4 Billion and
Comprehensive Income of $1.7 Billion for First Quarter 2019
The Company's Transformed Business Model Continues to Produce Solid Financial and Business Results

First Quarter 2019 Financial Results

•	Solid business revenues, strong credit quality, lower market-related volatility, and continued guarantee portfolio growth delivered $1.7 billion of comprehensive income, up 13% from the prior quarter.

▪	Market-related impact was near zero, compared to a $0.6 billion loss in the prior quarter.

•	Expected $1.7 billion dividend to the U.S. Treasury by June 2019; cumulative payments to date total $118.0 billion.

•	Return on conservatorship capital (ROCC)(1) improved to 12.7% on higher earnings and lower conservatorship capital compared to the prior quarter.

"Freddie Mac produced a healthy quarter, generating comprehensive income of $1.7 billion, up 13 percent from the fourth quarter.  Our guarantee book of business over the prior year grew 5 percent, demonstrating our heightened competitiveness, and credit quality remains strong.  We also delivered on our mission, making home possible for nearly 450,000 families. These results demonstrate how the transformed Freddie Mac today is a well-run financial institution that produces solid earnings, serves its customers, protects taxpayers and fulfills its mission."

Donald H. Layton Chief Executive Officer

Business Highlights
Producing Solid Results through Strong Business Fundamentals

•	Robust 5% total guarantee book growth, year over year — Single-Family grew 4% and Multifamily grew 14%.

•	Credit quality remains strong — Single-Family serious delinquency rate declined to 0.67%, while Multifamily delinquency rate continues near zero at 0.03%.
Reducing Taxpayer Exposure to the Company's Risks(1)(2)

•	Conservatorship capital declined by $6.1 billion, or 10%, from the prior year, due to credit risk transfer activity, home price appreciation, and legacy asset dispositions.

•	Reduced credit risk on new business through credit risk transfer activity, a key component of the company's business model.

▪	Reduced conservatorship capital needed for credit risk by 65% for Single-Family and 90% for Multifamily on new business activity in the twelve months ended March 31, 2018.
Expanding Opportunities for U.S. Homebuyers, Renters and Lenders of All Sizes

•	Helped 448,000 families to own or rent a home; provided $86 billion in liquidity to the mortgage market.

•	Served 900 single-family lenders acquiring 45% of purchase volume from regional and community lenders.

•
Remained a vital source of affordable housing — First-time homebuyers represented 47% of new single-family purchase loans, and 92% of the eligible multifamily rental units financed were affordable to families earning at or below 120% of area median incomes.

(1) See page 5 for additional information on the Return on Conservatorship Capital.
(2) See pages 6-7 for information related to the reduction in conservatorship capital needed for credit risk.

Freddie Mac First Quarter 2019 Financial Results
May 1, 2019

McLean, VA — Freddie Mac (OTCQB: FMCC) today reported net income of $1.4 billion for the first quarter of 2019, compared to net income of $1.1 billion for the fourth quarter of 2018. The company also reported comprehensive income of $1.7 billion for the first quarter of 2019, compared to comprehensive income of $1.5 billion for the fourth quarter of 2018.
Summary of Consolidated Statements of Comprehensive Income (Loss)

(Dollars in millions)	1Q 2019	4Q 2018	Change	1Q 2018	Change
Net interest income	$3,153	$2,743	$410	$3,018	$135
Guarantee fee income	217	208	9	194	23
Other income (loss)	34	66	(32)	131	(97)
Net revenues	3,404	3,017	387	3,343	61
Other non-interest income (loss):
Mortgage loans gains (losses)	931	491	440	(215)	1,146
Investment securities gains (losses)	174	329	(155)	(232)	406
Debt gains (losses)	15	275	(260)	121	(106)
Derivative gains (losses)	(1,606)	(1,704)	98	1,830	(3,436)
Total other non-interest income (loss)	(486)	(609)	123	1,504	(1,990)
Benefit (provision) for credit losses	135	359	(224)	(63)	198
Non-interest expense	(1,288)	(1,374)	86	(1,110)	(178)
Income (loss) before income tax (expense) benefit	1,765	1,393	372	3,674	(1,909)
Income tax (expense) benefit	(358)	(293)	(65)	(748)	390
Net income (loss)	1,407	1,100	307	2,926	(1,519)
Total other comprehensive income (loss), net of taxes and reclassification adjustments	258	378	(120)	(776)	1,034
Comprehensive income (loss)	$1,665	$1,478	$187	$2,150	$(485)

•	Net revenues of $3.4 billion, up $0.4 billion, or 13%, from the prior quarter, driven by an increase in net interest income.

•
Market-related losses were near zero, as a $0.1 billion loss from market spread impacts was partially offset by a $0.1 billion gain from net interest rate impacts(1), both after-tax, compared to market-related losses of $0.6 billion, after-tax, in the fourth quarter of 2018.

(1) Net of hedge accounting amortization.

Selected Financial Measures
 Net Interest Income and Net Interest Yield
(Dollars in billions)

•	Net interest income increased from the prior quarter, driven primarily by a positive impact from hedge accounting in the first quarter of 2019.

Freddie Mac First Quarter 2019 Financial Results
May 1, 2019

Guarantee Fee Income(1), Guarantee Fee Rate and
Multifamily Guarantee Portfolio
(1) Guarantee fee income on a GAAP basis is primarily from the company’s multifamily business.

•	Guarantee fee income increased from the prior quarter, primarily due to continued growth in the Multifamily guarantee portfolio.
Non-GAAP Financial Measure Highlights
In addition to analyzing the company’s results on a GAAP basis, management reviews net interest income and guarantee fee income on an “adjusted,” or non-GAAP, basis. These adjusted financial measures are calculated by reclassifying certain credit guarantee-related activities and investment-related activities between various line items on the company’s GAAP consolidated statements of comprehensive income. The company also presents two additional non-GAAP financial measures, adjusted net interest yield and adjusted guarantee fee rate, that are calculated based on adjusted net interest income and adjusted guarantee fee income, respectively. Management believes that these non-GAAP financial measures are useful because they more clearly reflect the company’s sources of revenue and return.
For additional information about the company's non-GAAP financial measures and reconciliations to the comparable amounts under GAAP, see pages 14 - 15 of this press release.

Freddie Mac First Quarter 2019 Financial Results
May 1, 2019

Adjusted Net Interest Income(1), Adjusted Net Interest Yield(1), and
Investments Portfolio
(Dollars in billions)

(1)	Non-GAAP financial measure. For reconciliations to the comparable amounts under GAAP, see page 14 of this press release.
 Amounts may not add due to rounding.

•	Adjusted net interest income decreased from the prior quarter, primarily driven by a decrease in the average balance of mortgage-related investments.

•
The mortgage-related investments portfolio was $219 billion, a $22 billion, or 9%, decrease from the prior year. This balance remained below the limit directed by FHFA, which was $260 billion during 2018 and decreased to $225 billion as of December 31, 2018.

Adjusted Guarantee Fee Income(1), Adjusted Guarantee Fee Rate(1), and
Total Guarantee Portfolio
(Dollars in billions)

(1)	Non-GAAP financial measure. For reconciliations to the comparable amounts under GAAP, see page 14 of this press release.
Amounts may not add due to rounding.

•	Adjusted guarantee fee income was substantially unchanged from the prior quarter.

•
The total guarantee portfolio grew $24 billion, or 1%, from the prior quarter, driven by modest increases in the Single-Family and Multifamily guarantee portfolios, and $108 billion, or 5%, from the prior year.

Freddie Mac First Quarter 2019 Financial Results
May 1, 2019

Return on Conservatorship Capital
The table below provides the ROCC, calculated as (1) annualized comprehensive income for the period divided by (2) average conservatorship capital during the period. All conservatorship capital figures presented below are based on the Conservatorship Capital Framework (CCF) in effect as of March 31, 2019.
ROCC is not based on the company's total equity and does not reflect actual returns on total equity. The company does not believe that returns on total equity are meaningful because of the current $3.0 billion limit on the amount of total equity that it is able to retain under the Purchase Agreement. In addition, the company believes that returns post-conservatorship would most likely be lower than the levels calculated below, assuming the same portfolio of risk assets, as it expects that it would hold capital above the minimum required regulatory capital levels and that it may be required to pay fees for federal government support, thereby reducing its total comprehensive income.
Return on Conservatorship Capital

(Dollars in billions)	1Q 2019	4Q 2018	Change	1Q 2018	Change
Comprehensive income	$1.7	$1.5	$0.2	$2.2	$(0.5)
Conservatorship capital (average during the period)(1)	52.4	54.4	(2.0)	58.5	(6.1)
ROCC, based on comprehensive income	12.7%	10.9%	1.8%	14.7%	(2.0)%
(1) Prior period conservatorship capital results have been revised to include capital for deferred tax assets.
Amounts may not add due to rounding.
ROCC increased compared to the prior quarter, driven by higher comprehensive income combined with the lower level of conservatorship capital needed in the first quarter of 2019, resulting from the increasing CRT activity in both the Single-Family Guarantee and Multifamily segments, home price appreciation, and the efficient disposition of legacy assets.
For additional information on the CCF and ROCC, see the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.

Freddie Mac First Quarter 2019 Financial Results
May 1, 2019

Segment Financial Results and Business Highlights
Freddie Mac’s operations consist of three reportable segments, which are based on the types of business activities they perform – Single-Family Guarantee, Multifamily, and Capital Markets. The company presents Segment Earnings for each reportable segment by reclassifying certain credit guarantee-related activities and investment-related activities between various line items on its GAAP consolidated statements of comprehensive income and allocating certain revenues and expenses, including funding costs and administrative expenses, to its three reportable segments.
For more information about Segment Earnings, see Note 13 to the financial statements included in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019.
Single-Family Guarantee Segment
Providing liquidity to the market while transforming U.S. housing finance
First Quarter 2019 Financial Results (1)

(Dollars in millions)	1Q 2019	4Q 2018	Change	1Q 2018	Change
Guarantee fee income	$1,633	$1,637	$(4)	$1,590	$43
Benefit (provision) for credit losses	8	156	(148)	41	(33)
Financial instruments gains (losses)(2)	(62)	132	(194)	28	(90)
Other non-interest income (loss)	249	312	(63)	81	168
Administrative expense	(374)	(420)	46	(336)	(38)
REO operations income (expense)	(38)	(88)	50	(39)	1
Other non-interest expense	(488)	(447)	(41)	(379)	(109)
Segment Earnings before income tax expense	928	1,282	(354)	986	(58)
Income tax (expense) benefit	(188)	(258)	70	(200)	12
Segment Earnings, net of taxes	740	1,024	(284)	786	(46)
Total other comprehensive income (loss), net of tax	(4)	6	(10)	(4)	—
Total comprehensive income (loss)	$736	$1,030	$(294)	$782	$(46)

(1)	The financial performance of the company’s Single-family Guarantee segment is measured based on its contribution to GAAP net income (loss).

(2)	Consists of fair value gains and losses on debt for which the company has elected the fair value option and derivatives.

•
Segment earnings decreased from the prior quarter, due to higher fair value losses on STACR financial instruments, resulting from market spread movements, combined with a lower benefit for credit losses.

First Quarter 2019 Business Highlights

•	New business activity was $70 billion, a decrease of $7 billion, or 9%, from the fourth quarter of 2018.

▪	Home purchase volume decreased 16%, while refinance volume increased 9%.

•	Single-Family credit guarantee portfolio increased to $1,914 billion.

▪	Core loan portfolio grew to 83%.

•	Average guarantee fees charged on new acquisitions were substantially unchanged at 40 basis points.

▪	Average guarantee fees on the single-family credit guarantee portfolio were 34 basis points, down from 35 basis points for the prior quarter.

•	As of March 31, 2019, the company had cumulatively transferred a portion of credit risk on nearly $1.3 trillion of single-family mortgages, based upon the UPB at issuance of the CRT transactions.

▪	Conservatorship capital needed for credit risk was reduced by approximately 65%(1) through CRT transactions on new business activity in the twelve months ended March 31, 2018.

•	Provided funding for 300,000 single-family homes, more than 192,000 of which were home purchase loans.
(1) The reduction in the amount of conservatorship capital needed for credit risk on new business activity is calculated as conservatorship credit capital released from the CRT transactions (primarily through STACR and ACIS) divided by total conservatorship credit capital on new business activity at the time of purchase.

Freddie Mac First Quarter 2019 Financial Results
May 1, 2019

Multifamily Segment
Leading through innovation
First Quarter 2019 Financial Results (1)

(Dollars in millions)	1Q 2019	4Q 2018	Change	1Q 2018	Change
Net interest income	$247	$250	$(3)	$271	$(24)
Guarantee fee income	216	209	7	195	21
Benefit (provision) for credit losses	(1)	3	(4)	16	(17)
Financial instrument gains (losses)(2)	(29)	(691)	662	161	(190)
Administrative expense	(112)	(123)	11	(100)	(12)
Other non-interest income (expense)	93	43	50	51	42
Segment Earnings before income tax expense	414	(309)	723	594	(180)
Income tax (expense) benefit	(84)	56	(140)	(121)	37
Segment Earnings, net of taxes	330	(253)	583	473	(143)
Total other comprehensive income (loss), net of tax	65	54	11	(68)	133
Total comprehensive income (loss)	$395	$(199)	$594	$405	$(10)

(1)	The financial performance of the company’s Multifamily segment is measured based on its contribution to GAAP comprehensive income (loss).

(2)	Consists of fair value gains and losses on loan purchase commitments, mortgage loans and debt for which the company has elected the fair value option, certain investment securities, and derivatives.

•
Comprehensive income increased from the prior quarter, driven by spread tightening in the first quarter of 2019, compared to spread widening in the fourth quarter of 2018, resulting in fair value gains on mortgage loans and commitments.

First Quarter 2019 Business Highlights

•
New business activity was $13 billion, a decrease of 57% from the prior quarter's record volume, but on par with the prior year, while outstanding purchase commitments increased 11% to $21 billion, primarily reflecting continued strong demand for multifamily loan products.

•	Multifamily guarantee portfolio increased to $243 billion, driven by strong new business activity.

▪	Average guarantee fees on the Multifamily guarantee portfolio were 36 basis points, substantially unchanged from the prior quarter.

•	As of March 31, 2019, the company had cumulatively transferred a large majority of credit risk on the Multifamily guarantee portfolio.

▪
Conservatorship capital needed for credit risk was reduced by approximately 90%(1) through CRT transactions on new business activity in the twelve months ended March 31, 2018; the company plans similar risk reduction transactions for this year's new business activity.

▪	The company executed CRT transactions, primarily via K Certificates and SB Certificates, on $15 billion in UPB for the first quarter of 2019 and $333 billion in UPB since 2009.

•	The company provided financing for 148,000 rental units.

▪	92% of the eligible units financed were affordable to families earning at or below 120% of area median incomes.
(1) The reduction in the amount of conservatorship capital needed for credit risk on new business activity is calculated as conservatorship credit capital released from the CRT transactions (primarily through K Certificates and SB Certificates) divided by total conservatorship credit capital on new business activity.

Freddie Mac First Quarter 2019 Financial Results
May 1, 2019

Capital Markets Segment
Innovating to enhance the liquidity of the mortgage market and actively reduce risk for taxpayers
First Quarter 2019 Financial Results (1)

(Dollars in millions)	1Q 2019	4Q 2018	Change	1Q 2018	Change
Net interest income	$758	$807	$(49)	$771	$(13)
Investment securities gains (losses)	195	422	(227)	37	158
Debt gains (losses)	(7)	164	(171)	105	(112)
Derivative gains (losses)	(667)	(725)	58	1,302	(1,969)
Other non-interest income (expense)	236	(145)	381	(37)	273
Administrative expense	(92)	(103)	11	(84)	(8)
Segment Earnings before income tax expense	423	420	3	2,094	(1,671)
Income tax (expense) benefit	(86)	(91)	5	(427)	341
Segment Earnings, net of taxes	337	329	8	1,667	(1,330)
Total other comprehensive income (loss), net of tax	197	319	(122)	(704)	901
Total comprehensive income (loss)	$534	$648	$(114)	$963	$(429)

(1)	The financial performance of the company’s Capital Markets segment is measured based on its contribution to GAAP comprehensive income (loss).

•	Comprehensive income decreased from the prior quarter, primarily driven by lower gains from PC debt extinguished as a decline in interest rates resulted in higher purchase prices.
First Quarter 2019 Business Highlights

•	The company continued to maintain a presence in the agency mortgage-related securities market to strategically support the guarantee business.

▪	The overall liquidity of the mortgage investments portfolio continued to improve as less liquid assets decreased while liquid assets increased.

Freddie Mac First Quarter 2019 Financial Results
May 1, 2019

Housing Market Support
Freddie Mac supports the U.S. housing market by executing its charter mission to ensure credit availability for new and refinanced mortgages as well as rental housing and helping struggling homeowners avoid foreclosure.
Preventing Foreclosures – Freddie Mac continued to help struggling borrowers retain their homes or otherwise avoid foreclosure, completing approximately 15,000 single-family loan workouts in the first quarter of 2019.
Mortgage Funding – Freddie Mac provided approximately $86 billion in liquidity to the market in the first quarter of 2019, funding:

•	More than 300,000 single-family homes, approximately 192,000 of which were home purchase loans; and

•	Approximately 148,000 multifamily rental units.
Number of Families Helped to Own or Rent a Home
In Thousands
(1) As of March 31.
Amounts may not add due to rounding.

Freddie Mac First Quarter 2019 Financial Results
May 1, 2019

About Freddie Mac’s Conservatorship
Since September 2008, Freddie Mac has been operating under conservatorship with FHFA as Conservator. The support provided by Treasury pursuant to the Purchase Agreement enables the company to maintain access to the debt markets and have adequate liquidity to conduct its normal business operations.
Treasury Draws(1) and Dividend Payments
$ Billions

(1)
Excludes the initial $1 billion liquidation preference of senior preferred stock issued to Treasury in September 2008 as consideration for Treasury’s funding commitment and the $3 billion increase in the aggregate liquidation preference of the senior preferred stock pursuant to the December 21, 2017 Letter Agreement. The company received no cash proceeds as a result of issuing the initial $1 billion liquidation preference of senior preferred stock or the $3 billion increase on December 31, 2017.

(2)	As of March 31, 2019.
Amounts may not add due to rounding.

•	Expected $1.7 billion dividend to Treasury in June 2019 based on the company's Net Worth Amount of $4.7 billion at March 31, 2019 less the applicable Capital Reserve Amount of $3.0 billion.

▪	Through March 31, 2019, aggregate cash dividends paid to Treasury were $46.4 billion more than cumulative cash draws received from Treasury.

▪	The amount of funding available to Freddie Mac under the Purchase Agreement remained $140.2 billion at March 31, 2019.

▪	The payment of dividends does not reduce the outstanding liquidation preference under the Purchase Agreement, which was $75.6 billion at March 31, 2019.

Freddie Mac First Quarter 2019 Financial Results
May 1, 2019

Additional Information
For more information, including information related to Freddie Mac’s financial results, conservatorship, and related matters, see the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 and the company’s Financial Results Supplement. These documents are available on the Investor Relations page of the company’s website at www.FreddieMac.com/investors.
Additional information about Freddie Mac and its business is also set forth in the company’s other filings with the SEC, which are available on the Investor Relations page of the company’s website at www.FreddieMac.com/investors and the SEC’s website at www.sec.gov. Freddie Mac encourages all investors and interested members of the public to review these materials for a more complete understanding of the company’s financial results and related disclosures.
Webcast Announcement
Management will host a conference call at 9 a.m. Eastern Time on May 1, 2019 to discuss the company’s results with the media. The conference call will be concurrently webcast. To access the live audio webcast, use the following link: https://edge.media-server.com/m6/p/75pfd7ns. The replay will be available on the company’s website at www.FreddieMac.com/investors for approximately 30 days. All materials related to the call will be available on the Investor Relations page of the company’s website at www.FreddieMac.com/investors.

Media Contact: Frederick Solomon (703) 903-3861	Investor Contact: Laurie Garthune (571) 382-4732

*    *    *    *
This press release contains forward-looking statements, which may include statements pertaining to the conservatorship, the company’s current expectations and objectives for its Single-Family Guarantee, Multifamily, and Capital Markets segments, its efforts to assist the housing market, liquidity and capital management, economic and market conditions and trends, market share, the effect of legislative and regulatory developments and new accounting guidance, credit quality of loans the company owns or guarantees, the costs and benefits of the company’s credit risk transfer transactions, and results of operations and financial condition on a GAAP, Segment Earnings, non-GAAP, and fair value basis. Forward-looking statements involve known and unknown risks and uncertainties, some of which are beyond the company’s control. Management’s expectations for the company’s future necessarily involve a number of assumptions, judgments, and estimates, and various factors, including changes in market conditions, liquidity, mortgage spreads, credit outlook, actions by the U.S. government (including FHFA, Treasury, and Congress), and the impacts of legislation or regulations and new or amended accounting guidance, could cause actual results to differ materially from these expectations. These assumptions, judgments, estimates, and factors are discussed in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, which is available on the Investor Relations page of the company’s website at www.FreddieMac.com/investors and the SEC’s website at www.sec.gov. The company undertakes no obligation to update forward-looking statements it makes to reflect events or circumstances occurring after the date of this press release.
Freddie Mac makes home possible for millions of families and individuals by providing mortgage capital to lenders. Since its creation by Congress in 1970, the company has made housing more accessible and affordable for homebuyers and renters in communities nationwide. The company is building a better housing finance system for homebuyers, renters, lenders, and taxpayers. Learn more at FreddieMac.com, Twitter @FreddieMac and Freddie Mac’s blog FreddieMac.com/blog.

Freddie Mac First Quarter 2019 Financial Results
May 1, 2019

FREDDIE MAC
Condensed Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

(In millions, except share-related amounts)	1Q 2019	4Q 2018	1Q 2018
Interest income
Mortgage loans	$17,946	$16,955	$15,951
Investments in securities	689	740	810
Other	351	279	214
Total interest income	18,986	17,974	16,975
Interest expense	(15,833)	(15,231)	(13,957)
Net interest income	3,153	2,743	3,018
Benefit (provision) for credit losses	135	359	(63)
Net interest income after benefit (provision) for credit losses	3,288	3,102	2,955
Non-interest income (loss)
Guarantee fee income	217	208	194
Mortgage loans gains (losses)	931	491	(215)
Investment securities gains (losses)	174	329	(232)
Debt gains (losses)	15	275	121
Derivative gains (losses)	(1,606)	(1,704)	1,830
Other income (loss)	34	66	131
Non-interest income (loss)	(235)	(335)	1,829
Non-interest expense
Salaries and employee benefits	(322)	(337)	(286)
Professional services	(105)	(151)	(102)
Other administrative expense	(151)	(158)	(132)
Total administrative expense	(578)	(646)	(520)
Real estate owned operations expense	(33)	(82)	(34)
Temporary Payroll Tax Cut Continuation Act of 2011 expense	(390)	(384)	(359)
Other expense	(287)	(262)	(197)
Non-interest expense	(1,288)	(1,374)	(1,110)
Income (loss) before income tax (expense) benefit	1,765	1,393	3,674
Income tax (expense) benefit	(358)	(293)	(748)
Net income (loss)	1,407	1,100	2,926
Other comprehensive income (loss), net of taxes and reclassification adjustments:
Changes in unrealized gains (losses) related to available-for-sale securities	246	343	(800)
Changes in unrealized gains (losses) related to cash flow hedge relationships	18	27	30
Changes in defined benefit plans	(6)	8	(6)
Total other comprehensive income (loss), net of taxes and reclassification adjustments	258	378	(776)
Comprehensive income (loss)	$1,665	$1,478	$2,150
Net income (loss)	$1,407	$1,100	$2,926
Undistributed net worth sweep and senior preferred stock dividends	(1,665)	(1,479)	—
Net income (loss) attributable to common stockholders	$(258)	$(379)	$2,926
Net income (loss) per common share — basic and diluted	$(0.08)	$(0.12)	$0.90
Weighted average common shares outstanding (in millions) — basic and diluted	3,234	3,234	3,234

Freddie Mac First Quarter 2019 Financial Results
May 1, 2019

FREDDIE MAC
Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
(In millions, except share-related amounts)	2019	2018
Assets
Cash and cash equivalents (includes $735 and $596 of restricted cash and cash equivalents)	$6,239	$7,273
Securities purchased under agreements to resell	50,134	34,771
Investments in securities, at fair value	65,496	69,111
Mortgage loans held-for-sale (includes $20,576 and $23,106 at fair value)	39,818	41,622
Mortgage loans held-for-investment (net of allowance for loan losses of $5,546 and $6,139)	1,902,270	1,885,356
Accrued interest receivable	6,684	6,728
Derivative assets, net	1,146	335
Deferred tax assets, net	6,819	6,888
Other assets (includes $4,182 and $3,929 at fair value)	14,301	10,976
Total assets	$2,092,907	$2,063,060
Liabilities and equity
Liabilities
Accrued interest payable	$6,558	$6,652
Debt, net (includes $5,067 and $5,112 at fair value)	2,073,614	2,044,950
Derivative liabilities, net	432	583
Other liabilities	7,638	6,398
Total liabilities	2,088,242	2,058,583
Commitments and contingencies
Equity
Senior preferred stock (redemption value of $75,648 and $75,648)	72,648	72,648
Preferred stock, at redemption value	14,109	14,109
Common stock, $0.00 par value, 4,000,000,000 shares authorized, 725,863,886 shares issued and 650,059,033 shares and 650,058,775 shares outstanding	—	—
Additional paid-in capital	—	—
Retained earnings (accumulated deficit)	(78,330)	(78,260)
AOCI, net of taxes, related to:
Available-for-sale securities (includes $261 and $221, related to net unrealized gains on securities for which other-than-temporary impairment has been recognized in earnings)	329	83
Cash flow hedge relationships	(297)	(315)
Defined benefit plans	91	97
Total AOCI, net of taxes	123	(135)
Treasury stock, at cost, 75,804,853 shares and 75,805,111 shares	(3,885)	(3,885)
Total equity	4,665	4,477
Total liabilities and equity	$2,092,907	$2,063,060
The table below presents the carrying value and classification of the assets and liabilities of consolidated variable interest entities (VIEs) on the company's condensed consolidated balance sheets.
	March 31,	December 31,
(In millions)	2019	2018
Consolidated Balance Sheet Line Item
Assets:
Mortgage loans held-for-investment	$1,858,079	$1,842,850
All other assets	22,508	20,237
Total assets of consolidated VIEs	$1,880,587	$1,863,087
Liabilities:
Debt, net	$1,803,707	$1,792,677
All other liabilities	5,386	5,335
Total liabilities of consolidated VIEs	$1,809,093	$1,798,012

Freddie Mac First Quarter 2019 Financial Results
May 1, 2019

FREDDIE MAC
Non-GAAP Reconciliations

The company’s GAAP net interest income includes the spread earned on its investments activities plus the guarantee fees earned by its single-family business. Adjusted net interest income is the net spread earned on the company’s investment activities, including the cost of funds associated with using derivatives. Net interest yield, GAAP and adjusted, is calculated as annualized quarterly GAAP or adjusted net interest income divided by the average balance of the underlying assets and liabilities.

Reconciliation of GAAP Net Interest Income to Adjusted Net Interest Income (pre-tax)
(Dollars in millions)	1Q 2018	2Q 2018	3Q 2018	4Q 2018	1Q 2019
GAAP net interest income	$3,018	$3,003	$3,257	$2,743	$3,153
Reclassifications:
Guarantee fee income reclassified to adjusted guarantee fee income (1)(2)	(1,950)	(2,037)	(2,051)	(2,022)	(2,022)
Accrual of periodic cash settlements reclassified from derivative gain (loss) (3)	(145)	(43)	27	20	(54)
Hedge accounting impact (4)	373	214	34	310	(267)
Other reclassifications (5)	(254)	(49)	(141)	6	195
Total reclassifications	(1,976)	(1,915)	(2,131)	(1,686)	(2,148)
Adjusted net interest income	$1,042	$1,088	$1,126	$1,057	$1,005
Average balance of assets and liabilities, GAAP (in billions)	$2,014	$2,009	$2,034	$2,042	$2,062
Average balance of assets and liabilities, adjusted (in billions)	$320	$304	$314	$294	$293
GAAP guarantee fees are primarily those generated by the company's multifamily business. Adjusted guarantee fee income consists of the revenues from guarantee fees from both the single-family and multifamily businesses, net of the 10 basis point guarantee fee remitted to Treasury as part of the Temporary Payroll Tax Cut Continuation Act of 2011. Guarantee fee rate, GAAP and adjusted, is calculated as annualized quarterly GAAP or adjusted guarantee fee income divided by the average underlying guarantee portfolio.

Reconciliation of GAAP Guarantee Fee Income to Adjusted Guarantee Fee Income (pre-tax)
(Dollars in millions)	1Q 2018	2Q 2018	3Q 2018	4Q 2018	1Q 2019
GAAP guarantee fee income	$194	$200	$209	$208	$217
Reclassifications:
Guarantee fee income reclassified from net interest income (1)(2)	1,950	2,037	2,051	2,022	2,022
Temporary Payroll Tax Cut Continuation Act of 2011 expense reclassified from other non-interest expense (6)	(359)	(366)	(375)	(384)	(390)
Total reclassifications	1,591	1,671	1,676	1,638	1,632
Adjusted guarantee fee income	$1,785	$1,871	$1,885	$1,846	$1,849
Average guarantee portfolio balance, GAAP (in billions)	$208	$217	$223	$232	$240
Average guarantee portfolio balance, adjusted (in billions)	$2,041	$2,062	$2,088	$2,117	$2,145
The company considers whether certain significant items were identified during the period that are not indicative of ongoing operations. If so, the company presents a non-GAAP financial measure for comprehensive income that is calculated by excluding these significant items from GAAP comprehensive income. Management believes that this non-GAAP financial measure is useful because it allows users to better understand the drivers of the company's on-going financial results.

Reconciliation of GAAP Comprehensive Income to Comprehensive Income, excluding Significant Items
(Dollars in millions)	1Q 2018	2Q 2018	3Q 2018	4Q 2018	1Q 2019
GAAP comprehensive income	$2,150	$2,435	$2,559	$1,478	$1,665
Exclusions:
Non-agency mortgage-related securities judgment (7)	—	(334)	—	—	—
Tax effect related to judgment	—	70	—	—	—
Total exclusions	—	(264)	—	—	—
Comprehensive income, excluding significant items	$2,150	$2,171	$2,559	$1,478	$1,665
Columns may not add due to rounding.
For notes on reclassifications, see page 15 of this press release.

Freddie Mac First Quarter 2019 Financial Results
May 1, 2019

Notes on Significant Reclassifications
(1) Net guarantee fees, including upfront fee amortization and implied guarantee fee income related to unsecuritized loans held in the mortgage-related investments portfolio, are reclassified from GAAP net interest income to adjusted guarantee fee income.
(2) Short-term returns on cash received related to certain upfront fees on single-family loans are reclassified from GAAP net interest income to adjusted guarantee fee income.
(3) The accrual of periodic cash settlements of derivatives is reclassified from GAAP derivative gains (losses) to adjusted net interest income to fully reflect the periodic cost associated with the protection provided by these contracts.
(4) Hedge accounting impact consists of removing the effects of hedge accounting including deferred gains and losses on closed cash flow hedges related to forecasted debt issuances.
(5) Other reclassifications primarily relate to items reclassified out of GAAP net interest income, including the amortization related to derivative commitment basis adjustments associated with mortgage-related and non-mortgage-related securities, amortization related to accretion of other-than-temporary impairments on available-for-sale securities, amortization of discounts on loans purchased with deteriorated credit quality that are on accrual status, amortization related to premiums and discounts, including non-cash premiums and discounts, on single-family loans in trusts and on the associated consolidated PCs, amortization related to premiums and discounts associated with PCs issued by consolidated trusts that were previously held and subsequently transferred to third parties, costs associated with STACR debt note expenses, and internally allocated costs associated with the refinancing of debt related to Multifamily segment held-for-investment loans which were securitized.
(6) The expense related to the Temporary Payroll Tax Cut Continuation Act of 2011 is reclassified from GAAP other non-interest expense to adjusted guarantee fee income. As a result of the reclassification, the revenue and expense related to the legislated 10 basis point increase are netted within adjusted guarantee fee income.
(7) The second quarter 2018 GAAP results included a gain of $334 million (pre-tax) from a final judgment against Nomura Holding America, Inc. in litigation involving certain non-agency mortgage-related securities. The tax effect related to this judgment was $(70) million. Comprehensive income, excluding significant items, excludes from GAAP comprehensive income the benefit from the final judgment and the related tax effect in the second quarter of 2018 as the judgment related to non-agency mortgage-related securities in which the company no longer invests.